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                                                                       Form 10-K
                                                             Year Ended 12/31/00
                                                                     Exhibit 10g

                         R.R. DONNELLEY & SONS COMPANY
                  SENIOR MANAGEMENT ANNUAL INCENTIVE PLAN-2001


     1. Purpose. To promote the growth and profitability of R.R. Donnelley & Sons Company and its subsidiaries (the "Company"), and to provide senior officers and other key executives of the Company and its subsidiaries with incentives to achieve corporate objectives, and to attract and retain officers and other key management employees of outstanding competence, all with a view towards enhancing shareholder value, the Committee hereinafter designated may grant Incentive Awards in addition to annual salaries to eligible officers and other key management employees on the terms and subject to the conditions stated in this Plan. Definitions of terms used in the Plan are set forth in Exhibit A.

     2. Eligibility. Senior officers and other key management employees of the Company and its subsidiaries, under selection guidelines to be established by the Committee, shall be eligible, upon selection by the Committee, to receive Incentive Awards as the Committee, in its discretion, shall determine.

     3. Administration of the Plan. The Plan shall be administered by the Human Resources Committee of the Board of Directors (the "Committee"). The Committee shall, subject to the terms of the Plan, establish selection guidelines; select eligible officers and key management employees for participation; and determine the terms and conditions of the Incentive Awards. The Committee may establish rules and regulations for the administration of the Plan, interpret the Plan, and impose, incidental to the grant of a Incentive Award, conditions with respect to competitive employment or other activities not inconsistent with or conflicting with the Plan. All such rules, regulations and interpretations relating to the Plan adopted by the Committee shall be conclusive and binding on all parties. All Incentive Awards under this Plan shall be evidenced by written instruments issued by the Company to the participants, and no such award shall be valid unless so evidenced.

     4. Effective Date and Term of Plan. The Plan shall become effective as of January 1, 2001 upon approval of the Committee and shall continue in effect until terminated by the Committee.

     5. Amendments. The Plan may be amended or terminated by the Committee in any respect except that no amendment may be made which would adversely affect the rights of a participant under an Incentive Award granted and outstanding prior to the date such amendment is adopted.

     6. Form of Award. Incentive Awards shall be made in terms of a stated potential performance target determined by reference to the level of achievement of corporate, group, division, individual or other specific Performance Factors over a period of one calendar year
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of the Company, or a portion of a calendar year for participants selected for a period beginning after January 1 of any year, as determined by the Committee in its sole discretion. When multiple Performance Goals are used, the determined percentage achievement of each Goal=s target level will be multiplied by the percentage weighting assigned to that Goal and the resulting percentages then added together. Performance of all Performance Goals at the target level shall result in payment of the Target Award amount. Any Incentive Award may be increased or decreased, in the discretion of the Committee, to reflect any special circumstances that the Committee deems significant, and each Award hereunder shall so state. The maximum amount payable each fiscal year under the Plan for performance beyond target shall be twice the Target Award amount, and depending on performance, payments may be less than the Target Award amount to as low as zero. Except as set forth in paragraph 8 of this Plan, no rights or interests of any kind shall be vested in an individual receiving an Incentive Award until the conclusion of the period and the determination of the level of achievement specified in the Award.

     7. Calculation and Payment of Incentive Awards. Following the end of each calendar year, the Chief Executive Officer shall submit to the Committee a statement of the proposed Incentive Award to be paid to each participant. The Committee shall determine and certify the degree of achievement of the relevant Performance Goals and shall make the final Incentive Award for each such participant, which determination shall be binding and conclusive on the participant. Incentive Awards shall be paid as soon as practicable following determination and certification by the Committee.

     8. Treatment upon Separation or Termination. (a) Death. If a participant shall cease to be employed by the Company at any time while a participant in this Plan by reason of death, the Company shall pay to the participant's executor, administrator, personal representative or beneficiary such participant's Incentive Award which would have been earned during the fiscal year in which death occurred pro rated through the date of death, as estimated by the Committee. The foregoing payment shall be made at the first Committee meeting held following the date of death.

(b) Disability. If a participant shall cease to be employed by the Company at any time while a participant in this Plan by reason of total and permanent disability, the Company shall pay to the participant an amount equal to the Incentive Award which would have been earned during the fiscal year in which the disability occurred, pro rated through the date of disability. The foregoing payment shall be made at the time specified in paragraph 7 above.
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(c) Retirement. If a participant shall cease to be employed by the Company at any time while a participant in this Plan by reason of retirement on or after age 65 or retirement on or after age 55 with the consent of the Company, the Company shall pay the participant the Incentive Award which would have been earned during the fiscal year in which retirement occurred pro rated through the date of retirement; provided, however, that such Incentive Award shall be forfeited if the participant directly or indirectly accepts employment by or serves as a consultant, agent, stockholder, corporate officer or director of, or in any other representative capacity for, any entity which is engaged in a line of business in a geographic area in which the Company (either directly or through a subsidiary or affiliate) is engaged on the date of such participant's retirement and which is a competitor of the Company or any of its subsidiaries. The foregoing payment shall be made at the time specified in paragraph 7 above.

(d) Change in Control. If a "Change in Control" as defined in the R.R. Donnelley & Sons Company 2000 Stock Incentive Plan and successor plans thereto shall occur while a participant is employed by the Company and while this Plan is in effect, the participant=s Incentive Award shall be paid pursuant to the terms of such participant=s change in control agreement.

(e) Other Separations. If a participant shall cease to be employed by the Company at any time prior to a change in control while a participant in this Plan for any reason other than death, total and permanent disability, retirement on or after age 65 or retirement on or after age 55 with the consent of the Company, any Incentive Award for a completed calendar year earned but not yet paid and any Incentive Award for the calendar year in which such cessation of employment occurs shall be forfeited unless the Committee specifically authorizes otherwise.

     9. Miscellaneous. (a) Award Confers No Right to Employment. Nothing in this Plan or any Incentive Award granted hereunder shall be construed as an employment contract or as otherwise conferring upon a participant any right to remain in the employ of the Company or any of its subsidiaries.

(b) Withholding Taxes. The Company may, in its discretion, deduct any required withholding taxes from the amount to be paid under any Incentive Award granted hereunder or from any other amount then or thereafter payable by the Company to a participant.

(c) Successors. Awards granted hereunder shall be binding upon and inure to the benefit of any successor or successors to the Company.

(d) Governing Law. This Plan and the Incentive Awards granted hereunder shall be governed in accordance with the laws of the State of Illinois.
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                                   EXHIBIT A
                                   ---------

                   AWARD UNDER R.R. DONNELLEY & SONS COMPANY
                   -----------------------------------------
                    SENIOR MANAGEMENT ANNUAL INCENTIVE PLAN
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As used in an award issued under the above-captioned plan (an "Incentive
Award"), the following terms when capitalized shall have the following respective meanings:

Base Annual Salary. The base salary established by the Committee for a participant for the calendar year covered by an Incentive Award, provided that in the case that an Award is granted as of a date subsequent to the first day of a calendar year, there shall be included as Base Annual Salary only that pro rata portion of such base salary applicable to the period included in the calendar year subsequent to the effective date of the Award.

Target Award. A percentage of the participant=s Base Annual Salary to be paid to the participant to the extent that all Performance Goals established for the participant in an Incentive Award are fully satisfied but not exceeded.

Performance Period. The calendar year for which an Incentive Award is granted as set forth in the Award.

Performance Factor. Free Cash Flow (CF), Economic Value Added (EVA), Earnings Per Share (EPS), MBOs and Strategic Inclusion Plan (SIPs), Value Added Revenue
(VAR), each as defined below, or such other factor as shall be determined by the Committee.

Performance Goal. The performance goals set forth in the Incentive Award in respect of a Performance Factor.

Free Cash Flow. CF is defined to be Net Operating Profit After Tax (see EVA definition) plus depreciation and goodwill less investments in assets and working capital.

Economic Value Added. EVA is defined as Earnings after the Cost of Capital calculated as follows:
           Revenues
          - Operating Costs
          - Depreciation
          - Taxes
            -----
          = Net Operating Profit After Tax
          - *c% x Net Capital
            -----------------
          = EVA

          *c = Weighted Average Cost of Capital

The Committee has the authority to exclude from the EVA calculation such extraordinary, unusual or non-recurring charges as the Committee in its discretion deems appropriate.

Earnings Per Share. EPS is defined as the income per basic share of common stock of the Company for the Performance Period as determined for purposes of reporting in the Company=s annual report to shareholders for the Performance Period. The Committee has authority to exclude from the EPS calculation such extraordinary, unusual or non-recurring charges as the Committee in its discretion deems appropriate.

MBOs. MBOs are defined as personal objectives approved by the Chairman of the Company.

Strategic Inclusion Plan. SIPs are defined as objectives related to the Company's Diversity Initiative.

Value Added Revenue. VAR is sales minus the cost of materials (primarily paper and ink and costs of transportation) over the Performance Period.